Exhibit 5

KENNEDY & BARIS, L.L.P.
ATTORNEYS AT LAW
SUITE P-15
4701 SANGAMORE ROAD
TEXAS OFFICE:	BETHESDA, MD 20816	WASHINGTON DC OFFICE:
SUITE 800	(301) 229-3400	SUITE 320
112 EAST PECAN STREET	FAX: (301) 229-2443	1225 NINETEENTH STREET, NW
SAN ANTONIO, TX 78205		WASHINGTON, DC 20036
(210) 228-9500		(202) 835-0313
FAX: (210) 228-0781		FAX: (202) 835-0319

January 5, 2009

Eagle Bancorp, Inc.

7815 Woodmont Avenue

Bethesda, Maryland 20814

Re:  Registration Statement on Form S-3

Gentlemen:

As counsel to Eagle Bancorp, Inc. (the “Company”) we have participated in the preparation of the Company’s Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the offer and sale of: (i) a Warrant (the “Warrant”) to purchase up to 770,867  shares of common stock of the Company , and (ii) up to 770,867 shares of common stock issuable upon exercise of such Warrant (collectively, the “Securities”), as set forth in the Registration Statement.

As counsel to the Company, we have examined such corporate records, certificates and other documents of the Company, and made such examinations of law and inquiries of such officers of the Company, as we have deemed necessary or appropriate for purposes of this opinion.  Based upon such examinations we are of the opinion that: (i) the Warrant constitutes the binding obligation of the Company, and (ii) the shares of common stock issuable upon exercise of the Warrant, when exercised, issued and paid for as contemplated in the Warrant, will be validly issued, fully paid and nonassessable.

The opinion expressed in clause (i) of the preceding paragraph is also subject in all respects to the following qualifications: (a) no opinion is rendered as to the availability of equitable remedies including, but not limited to, specific performance and injunctive relief; (b) no opinion is rendered as to the effect of bankruptcy, reorganization, insolvency, fraudulent conveyance, fraudulent transfer, moratorium and other similar laws or equitable principles affecting creditors’ rights or remedies; and (c) no opinion is rendered as to the effect of applicable law and court decisions which may hereafter limit or render unenforceable certain rights and remedies.

This opinion is given as of the date hereof.  We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur. This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-3 filed by the Company and the reference to our Firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Kennedy & Baris, LLP